Exhibit 4.37
THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
THIS NOTE IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT DATED [●], 2023 BY AND AMONG THE COMPANY, THE HOLDERS OF THE NOTES (AS DEFINED BELOW), K2 HEALTHVENTURES LLC, AND ANKURA TRUST COMPANY, LLC.
SECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE
$[●]    [●], 2023
Cambridge, MA

For value received, Vedanta Biosciences, Inc., a Delaware corporation (the “Company”), promises to pay to [●] (the “Holder”), or its permitted assigns, in lawful money of the United States of America the principal sum of [●]. Interest shall accrue from the date of this Secured Convertible Promissory Note (this “Note”) on the unpaid principal amount at a rate equal to nine percent (9.0%) based on a 365-day year, which interest shall accrue daily and compound annually. Any capitalized terms not defined herein shall have the meaning as set forth in the Purchase Agreement (as defined below). This Note is subject to the following terms and conditions:
1.Issuance of Notes. This Note is one of a series of Secured Subordinated Convertible Promissory Notes (collectively, the “Notes” and the holders of such Notes, the “Holders”) being issued pursuant to that certain Secured Convertible Promissory Note Purchase Agreement, dated as of [●], 2023, by and among the Company, the Holder and certain other investors listed on Exhibit A thereto (as may be amended from time to time, the “Purchase Agreement”), and is subject to, and the Holder and Company shall be bound by, all the terms, conditions and provisions of the Purchase Agreement. This Note is subordinated to certain other indebtedness of the Company on the terms set forth in that certain Subordination Agreement dated [__________], 2023, by and among the Holder, K2 HealthVentures LLC (“K2”) as administrative agent, Ankura Trust Company, LLC as collateral trustee, and certain other parties (as amended from time to time, the “Subordination Agreement”), if in effect and outstanding at the relevant time.
2.Repayment. If this Note is not earlier converted or repaid, the entire then-outstanding and unpaid principal amount of this Note, together with any accrued but unpaid interest under this Note (the “Outstanding Amount”), shall be due and payable upon the earliest to occur of (i) the later of (x) November 1, 2025 and (y) the date which is sixty (60) days after all amounts owed under or in connection with the K2 Loan Agreement (if then in effect and outstanding) have been paid in full (the “Maturity Date”), (ii) the consummation of a Deemed Liquidation Event (as defined in the Company’s Amended and Restated Certificate of Incorporation in effect at the Initial Closing (the “Current Certificate”)) to the extent the Outstanding Amount is not converted pursuant to Section 4(c) below and after all amounts owed under or in connection with the K2 Loan Agreement (if then in effect and outstanding) have been paid in full, or (iii) the occurrence of an Event of Default (as defined below), when such amounts are declared due and payable by the Holder in accordance with the terms hereof and in accordance with the terms of (and strictly to the extent permitted under) the Subordination Agreement (if then in effect and outstanding). The Notes shall rank pari passu in right of payment with respect to each other Note, and all payments to each of the Holders under the Notes shall be made pro rata among the Holders based upon the aggregate unpaid principal amount of the Notes outstanding immediately prior to any such payment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Subject to Section 4 below, interest shall accrue on this Note but shall not be due and payable until the Maturity Date. The Company shall have the right to prepay all or any portion of this Note only with the prior written consent of the Majority Holders, which must include the Lead Investor Majority.
3.Security. The payment obligations of the Company arising under this Note are secured pursuant to the terms of (i) that certain Security Agreement dated as of [●], 2023 by and among the

ACTIVE/122601974.5

Company, the Collateral Agent (as defined therein) and the Purchasers (as defined therein) (as amended from time to time, the “Security Agreement”) and (ii) that certain Intellectual Property Security Agreement dated as of [●], 2023 by and among the Company, the Collateral Agent (as defined therein) and the Purchasers (as defined therein) (as amended from time to time, the “IP Security Agreement”). Reference hereby is made to the Security Agreement and the IP Security Agreement for a description of the nature and extent of the collateral serving as security for this Note and the rights of the Holder with respect to such security.
4.Conversion.
(a)Certain Definitions.
(i)“K2 Loan Agreement” means that certain Loan and Security Agreement, dated on or about [_______], 2023, by and between, among others, K2 HealthVentures LLC as administrative agent, the Lenders party from time to time party thereto and the Company (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time).
(ii)“Outstanding Shares” means the number of shares of the capital stock of the Company deemed to be outstanding as of immediately prior to the applicable Transaction Closing on a fully-diluted, as-converted basis (specifically including all shares of issued and outstanding capital stock, all outstanding options and promised options, any shares reserved for issuance under the Company’s equity incentive plans, as well as any increase to such reserve to be effected in connection with such Transaction Closing and any subsequent closing thereof (whether such increases are effective prior to, in connection with or following the closing thereof) and all securities exercisable or exchangeable for or convertible into shares of the Company’s capital stock, including, but not limited to warrants, convertible notes and other convertible debt instruments, SAFEs and other convertible securities that have the right to convert into shares of the Company’s capital stock, but excluding the Notes.
(iii)“Qualified Equity Financing” means the first bona fide equity financing consummated after the Initial Closing in which the Company sells and issues shares of Preferred Stock resulting in aggregate gross proceeds actually received by the Company of at least $75,000,000 (excluding the Debt, other outstanding indebtedness for borrowed money and other convertible instruments (e.g. SAFEs or other similar instruments)) (the “QEF Threshold Amount”) in a single transaction or series of related transactions.
(iv)“Transaction Closing” means, as applicable, (v) the closing of a Qualified Equity Financing upon which the Company has actually received, in the aggregate at such closing and at all earlier closings of such financing, aggregate gross proceeds of such financing at least equal to the QEF Threshold Amount, (w) the initial closing of an Optional Equity Financing, (x) immediately prior to the effectiveness of a Maturity Conversion (as defined below), (y) the closing of a transaction constituting a Sale Transaction, or (z) the closing of a Qualified Public Offering (as defined in the Current Certificate).
(v)“Valuation Cap Amount” means US $160,000,000.00.
(b)Automatic Conversion Upon a Qualified Financing. Immediately upon the initial closing of a Qualified Equity Financing, the Outstanding Amount shall automatically convert into shares of the Company’s Preferred Stock sold and issued in the Qualified Equity Financing to cash investors (the “Equity Securities”) at a per share conversion equal to the lesser of (i) 80% of the lowest per share price paid for the Equity Securities by the other investors participating in the Qualified Equity Financing and (ii) an amount equal to (y) the Valuation Cap Amount divided by (z) the number of Outstanding Shares. The issuance of the Equity Securities upon conversion of this Note pursuant to this Section 4(b) shall otherwise be on the same terms and conditions provided to the cash investors purchasing Equity Securities in the Qualified Equity Financing.
(c)Optional Conversion Upon Non-Qualified Equity Financing. In the event that, prior to the repayment in full or conversion of this Note, the Company consummates an equity financing, which is not a Qualified Equity Financing (an “Optional Equity Financing”), the entire outstanding Debt with respect to such Notes may, upon the written election of the Lead Investor Majority in connection therewith or anytime thereafter, be converted into shares of the Company’s capital stock sold and issued to cash investors in the Optional Equity Financing at a per share conversion price equal to the lesser of (i) 80% of the lowest per share price paid for the capital stock by the other investors

ACTIVE/122601974.5

participating in the Optional Equity Financing and (ii) an amount equal to (y) the Valuation Cap Amount divided by (z) the number of Outstanding Shares. The issuance of the capital stock upon conversion of this Note pursuant to this Section 4(c) shall otherwise be on the same terms and conditions provided to the cash investors purchasing Equity Securities in the Qualified Equity Financing.
(d)Optional Conversion upon Deemed Liquidation Event. If the Company consummates a Deemed Liquidation Event (as defined in the Current Certificate) or a similar change of control transaction (including a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company) (collectively, a “Sale Transaction”) at any time prior to the repayment or conversion of the entire Outstanding Amount, the Holder shall be entitled, in satisfaction of all amounts owed under the Note, to receive the greater of (i) payment equal to 1.5 times the Outstanding Amount as of immediately prior to the closing of such Sale Transaction, or (ii) such amount per share as would have been payable had the Outstanding Amount as of immediately prior to the closing of such Sale Transaction been converted into shares of Common Stock at a per share conversion price equal to (y) the Valuation Cap Amount divided by (z) the number of Outstanding Shares.
(e)Maturity Conversion. Upon the occurrence of an Event of Default or if the Note has not been converted or repaid prior to the Maturity Date, the Holder shall be entitled, upon Holder’s election, to convert the Outstanding Amount of this Note into shares of a newly created series of Preferred Stock at a per share conversion price equal to (i) the Valuation Cap Amount divided by (ii) the number of Outstanding Shares (a “Maturity Conversion”). The shares of such newly created series of Preferred Stock issued pursuant to this Section 4(e) shall have terms which are substantially the same as the Company’s Series D Preferred Stock (or, if (x) the Company issues, in an Option Equity Financing, shares of a newly created series of Preferred Stock for aggregate gross cash proceeds of such Option Equity Financing actually received by the Company (excluding, for the avoidance of doubt, any proceeds from conversion of indebtedness) of not less than $25,000,000, (y) any of the Notes remain outstanding after such Option Equity Financing, and (z) such newly created series of Preferred Stock issued in connection with the Option Equity Financing ranks either senior to or pari passu with the rights, preferences and privileges of the Company’s Series D Preferred Stock, then the shares of the newly created series of Preferred Stock issued pursuant to this Section 4(e) shall have terms which are substantially the same as the newly created series of Preferred Stock issued in connection with the Option Equity Financing (the series of Preferred Stock issued pursuant to this Section 4(e) being referred to herein as the “New Preferred Stock”)), except that (i) such shares shall be senior in all respects to the Series D Preferred Stock and all other Preferred Stock, (ii) such shares shall provide for customary terms and conditions with respect thereto (including reasonable provisions to protect its seniority), (iii) the holders of record of shares of the New Preferred Stock, exclusively and as a separate class, shall be entitled to elect seven (7) directors of the Company, (iv) the provisions of Section 3.3.5 of Article IV, Part B of the Current Certificate as amended and/or restated to reflect the authorization and issuance of the New Preferred Stock shall be modified to delete therefrom the words “or unless such debt security or other indebtedness for borrowed money has received the prior approval of the Board of Directors” and (v) in connection with the issuance of shares of New Preferred Stock upon a Maturity Conversion, the Investors’ Rights Agreement shall be amended by adding thereto a provision substantially similar to Section 5.5 of the National Venture Capital Association’s model form of Investors’ Rights Agreement (as then available at https://nvca.org/model-legal-documents/; the “Model Form”) requiring approval of matters enumerated in such Section 5.5 of the Model Form by a “Requisite Preferred Director Vote”, with the term “Preferred Director” defined for that purpose as meaning any director of the Company elected by the holders of New Preferred Stock as set forth in clause (iii) of this Section 4(e) or designated to serve on the Board of Directors pursuant to clause 3.2(g), (h) or (i) of the Investors’ Rights Agreement, and with the term “Requisite Preferred Director Vote” defined for that purpose as meaning approval of the Board of Directors including the vote of a majority of the Preferred Directors then seated.
(f)Conversion Upon Initial Public Offering. If the Company consummates a Qualified Public Offering at any time prior to the repayment or conversion of the Outstanding Amount, the Outstanding Amount shall automatically convert into shares of Common Stock at a per share conversion price equal to the lesser of (i) 80% of the per share price at which shares of Common Stock are sold to the public in such Qualified Public Offering and (ii) (y) the Valuation Cap Amount divided by (z) the number of Outstanding Shares.

ACTIVE/122601974.5

(g)Mechanics and Effect of Conversion. No fractional shares of the Company’s capital stock will be issued upon conversion of this Note. Upon conversion of this Note pursuant to this Section 4, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to the Holder, at such principal office, a certificate or certificates for the number of shares to which the Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the Outstanding Amount being converted including, without limitation, the obligation to pay such portion of the Outstanding Amount.
(h)No Rights as Stockholder. Without derogation from any of the provisions of the Investors’ Rights Agreement, this Note does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company, and in the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder shall cause the Holder to be a stockholder of the Company for any purpose.
5.Events of Default. Promptly following the Company becoming aware of an occurrence of any Event of Default, the Company shall furnish to the Holder written notice of the occurrence thereof. The occurrence of any of the following shall constitute an “Event of Default” under this Note:
(a)the Company shall fail to pay Holder in full the Outstanding Amount when due;
(b)the Company, or any of its subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in the Purchase Agreement, and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by the Company be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then the Company shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default.
(c)a Material Adverse Change occurs;
(d)(i) the service of process seeking to attach, by trustee or similar process, any funds of the Company or any of its subsidiaries or of any entity under control of the Company or its subsidiaries on deposit with any bank or other institution at which the Company or any of its subsidiaries maintains Collateral, or (ii) a notice of lien, levy, or assessment is filed against the Company or any of its subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise);
(e)(i) any material portion of the Company’s or any of its subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents the Company or any of its subsidiaries from conducting any part of its business;
(f)(i) the Company or any of its subsidiaries is or becomes Insolvent; (ii) the Company or any of its subsidiaries begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against the Company or any of its subsidiaries and not dismissed or stayed within forty-five (45) days;
(g)there is a default in any agreement to which the Company or any of its subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000.00) or that could reasonably be expected to have a Material Adverse Change;
(h)one or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance

ACTIVE/122601974.5

carrier) shall be rendered against the Company or any of its subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof;
(i)the Company’s representations or warranties contained in the Purchase Agreement shall prove to have been incorrect in any material respect when made;
(j)a default or breach occurs under any agreement between the Company or any of its subsidiaries and any creditor of the Company or any of its subsidiaries that signed a subordination, intercreditor, or other similar agreement with Collateral Agent or the Holders, or any creditor that has signed such an agreement with Collateral Agent or the Holders breaches any terms of such agreement;
(k)any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change;
(l)any Lien (as defined in the Security Agreement) created hereunder or by the Transaction Agreements shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens (as defined in the Security Agreement) which are permitted to have priority in accordance with the terms of this Agreement; provided that such circumstance is not due to Collateral Agent’s failure to file an appropriate continuation financing statement, amendment financing statement or initial financing statement; or
(m)after the initial public offering of any class of equity securities of the Company, the shares of such class of equity securities of the Company are delisted from the primary stock exchange on which they are traded because of failure to comply with continued listing standards thereof or due to a voluntary delisting, or for any other reason, which results in such shares not promptly being listed on any other nationally recognized stock exchange in the United States having listing standards at least as restrictive as the aforementioned primary stock exchange.
6.More Favorable Terms. So long as any portion of the Outstanding Amount is unpaid and outstanding, if after the date hereof the Company issues a convertible promissory note(s) (each, a “Future Note”) to any lender having terms and conditions regarding (a) the conversion of such Future Note or (b) the repayment of such Future Note in connection with a Deemed Liquidation Event or a Sale Transaction, that are, individually or in the aggregate, more favorable than the terms and conditions granted to the Holder hereunder, then this Note shall be deemed to immediately be amended as of the date of the first issuance of such Future Note to reflect substantially equivalent terms and conditions to the Holder hereunder. For purposes of this Section 6, the determination regarding whether any such terms and conditions are more favorable than those granted hereunder shall be made by the Lead Investor Majority in their good faith judgment. Notwithstanding the foregoing, the rights to convert a portion of the outstanding principal amount pursuant to the K2 Loan Agreement shall not be deemed a Future Note for the purposes of this provision.
7.Transfer; Successors and Assigns. This Note and any rights hereunder may not be assigned, conveyed or transferred, in whole or in part, without the prior written consent of the Company; provided, however, that an assignment, conveyance or transfer to an Affiliate (as defined in the Investors’ Rights Agreement) of the Holder shall not be subject to such requirement for prior written consent. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Subject to the preceding sentences, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.
8.Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
9.Notices. All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next

ACTIVE/122601974.5

business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to (i) to the Company at its corporate headquarters, to the Holder at the address as set forth Exhibit A to the Purchase Agreement, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this subsection.
10.Amendments and Waivers. Any term of this Note may be amended or waived only with the written consent of the Company and the Lead Investor Majority, provided that (a) such amendment of this Note does not impose any additional financial liability or funding obligations on the Holder, and (b) in the event that an amendment or waiver (i) adversely affects the obligations or rights of the Holder in a different manner than other Holders by its terms, without reference to the principal amount of this Note, or (ii) would reduce the amount of principal or accrued interest due on the Note (regardless of whether such amendment also applies to other Notes), then such amendment or waiver shall also require the written consent of the Holder. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon the Company, the Holder and each transferee of this Note.
11.Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.
12.Usury. If any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.
13.Tax Matters. All payments made by the Company shall be made free and clear of, and without any deduction or withholding of, any taxes, except as otherwise required by applicable law. Upon request, the Holder shall provide the Company with a properly executed IRS Form W-9 or IRS Form W-8 and supporting documentation (if any). In addition, the Company shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of the Note. Upon request by the Collateral Agent, the Company shall furnish evidence reasonably satisfactory to the Collateral Agent that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid.
14.Register. The Company shall maintain at one of its offices a copy of each assignment and a register for the recordation of the name and address of, and the principal amounts (and stated interest) of the obligations owing to, each Holder from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Register as a Holder hereunder for all purposes of this Note. The Register shall be available for inspection by any Holder at any reasonable time and from time to time upon reasonable prior notice. The Register is intended to cause the Note to be in “registered form” within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended.
Remainder of Page Intentionally Left Blank.

ACTIVE/122601974.5

The Company has caused this Secured Convertible Promissory Note to be issued as of the date first written above.

COMPANY

VEDANTA BIOSCIENCES, INC.

By:
Name: Bernat Olle
Title: Chief Executive Officer

AGREED AND ACCEPTED:

HOLDER:

[●]

By:
Name:
Its:

ACTIVE/122601974.5